Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Post-Effective Amendment No. 1 to Form F-1, of our report dated June 10, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is November 22, 2021, relating to the balance sheet of Yucaipa Acquisition Corporation as of December 31, 2020, and the related statements of operations, changes in shareholders’ deficit and cash flows for the period from June 4, 2020 (inception) through December 31, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

June 24, 2022